CEO COMPENSATION

Base Salary:	$800,000

2004 Annual Incentive Plan:

Target Opportunity is 100% of Base Salary and will be pro-rated for the number of months, or portions thereof, as an employee in 2004

(Weight):
Revenue Growth and Operating
Income Margin:	40%
Working Investment:	20%
New Product Sales:	15%
Lean Initiatives:	15%
People/Process Improvement:	10%

2005 Base Salary and Annual Incentive Plan:   The CEO’s 2005 base salary and participation in the 2005 Annual Incentive Plan will be approved by the Organization and Compensation Committee in consultation with those independent Directors who are not members of the Committee.

Cash Payment to Replace the Bonus that would have been Paid by the Executive's Former Employer: This payment will not be grossed-up for taxes	$350,000

Long Term Incentive Plan:

The CEO will not receive a grant under the Long Term Incentive Plan for 2004. However, future Long Term Incentive Plan opportunities shall be determined by the Organization and Executive Compensation Committee in accordance with the Company’s annual review of market practices and the Company’s compensation plans beginning in 2005.

Number of Stock Options:	200,000

The options will vest at the rate of one-half on the first anniversary of the effective date of the grant and one-half on the second anniversary of the effective date of the grant. The options will be incentive stock options to the extent permitted by law and the terms of such options shall be as set forth in the Company’s standard form of stock option agreement. Any non-qualified stock options shall be transferable and remain exercisable for ten years after Retirement, subject to the earlier expiration of such options.

The CEO will not receive a grant of stock options as part of the normal annual grant cycle in 2005.

Benefits and Perquisites:

The CEO will receive benefits and perquisites consistent with the Company’s current practices such as use of the Company relocation program and executive physicals.

Agreement:

The Company will enter into an agreement with the Executive that will provide that the Executive will receive the payments and benefits set forth below if his employment is terminated by the Company without Cause (as defined in the agreement) prior to December 3, 2007.

The Company shall pay to the Executive an amount that is equal to the base salary that the Executive would have been paid during the Covered Period, using the rate that had been in effect immediately prior to the Date of Termination, had the termination of employment not occurred (the “Salary Payment”). The Salary Payment shall be paid, in the sole discretion of the Company, in a lump sum payment within ten (10) business days following the Date of Termination or in substantially equal monthly payments over the Covered Period. The Company shall also pay to the Executive an annual incentive payment for each fiscal year of the Covered Period (the “Annual Incentive Payment”). The Annual Incentive Payment shall be (i) determined using the Executive’s annual incentive opportunity immediately prior to the Date of Termination and the Executive’s performance as assessed by the Board, and (ii) paid within sixty (60) days after the Annual Incentive Payment is calculated for the applicable fiscal year. During the Covered Period the Company shall also provide the Executive with continued health, disability, life and other insurance benefits substantially similar to the benefits provided during such period to the elected officers of the Company. The “Date of Termination” shall mean the date on which the termination of the Executive’s employment is effective. The “Covered Period” shall mean the period of time beginning on the Date of Termination and ending on December 3, 2007.

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